Exhibit 99.01



General Employment Enterprises, Inc., One Tower Lane, Suite 2200,
Oakbrook Terrace, IL  60181, (630) 954-0400	  AMEX:  JOB


FOR IMMEDIATE RELEASE                                   November 20, 2006

COMPANY:   General Employment Enterprises, Inc.

CONTACT:   Doris A. Bernar
           Communications Manager & Assistant Corporate Secretary
           Phone (630) 954-0495    (630) 954-0592 fax
           e-mail  invest@genp.com



         General Employment Reports Fourth Quarter Results,
                   Board Declares Special Cash Dividend


OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported net income of $299,000, or $.06 per share, for the quarter ended September 30, 2006, compared with net income of $272,000, or $.05 per share, for the same quarter last year.

The Company's consolidated net revenues for the quarter were $5,034,000, down 7% from $5,395,000 for the same quarter last year. Placement service revenues of $2,670,000 were up 12%, while contract service revenues of $2,364,000 decreased 22%.

Commenting on the Company's performance for the quarter, Herbert F. Imhoff, Jr., board chairman and CEO, said, "The improvement in our placement service revenues this quarter resulted from a 6% increase in the number of placements and a 6% increase in the average placement fee. The downturn in contract service revenues reflects a 24% decrease in billable contract hours."


                         Fiscal Year Results

For the fiscal year ended September 30, 2006, the Company had net income of $1,002,000, or $.19 per share, compared with net income of $671,000, or $.13 per share, last year.

There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.

Consolidated net revenues for the year were $20,068,000, down 1% compared with $20,348,000 last year.

Mr. Imhoff concluded his comments by saying, "During fiscal 2006, we experienced a shift in the demand for our services, which led to a 14% increase in placement service revenues and a 13% decrease in contract service revenues. The Company took advantage of the stronger demand for placement services and focused its efforts on that business, while experiencing the lower level of contract business during the year. Because placement services have a higher profit margin than contract services, the change in revenue mix resulted in a 37% improvement in income from operations. That plus higher investment income contributed to a 49% increase in net income."


                         Special Cash Dividend

The Company also reported today that its Board of Directors declared a special cash dividend of $.10 per share, payable on January 9, 2007 to shareholders of record as of December 15, 2006. Commenting on the dividend, Mr. Imhoff said, "The Board believes that it is appropriate at this time to return a portion of the Company's earnings to its shareholders. Due to a period of operating losses in the past, no cash dividends had been declared since 2000."


                        Business Information

General Employment provides professional staffing services through a network of 20 branch offices located in 10 states, and specializes in information technology, accounting and engineering placements.

The Company's business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company's business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company's future performance include, but are not limited to, general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company's business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

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                 GENERAL EMPLOYMENT ENTERPRISES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
                   (In Thousands, Except Per Share)

                                    Three Months             Year
                                 Ended September 30   Ended September 30
                                   2006      2005       2006      2005

Net revenues:
  Contract services              $ 2,364   $ 3,013    $10,253   $11,754
  Placement services               2,670     2,382      9,815     8,594
  Net revenues                     5,034     5,395     20,068    20,348

Operating expenses:
  Cost of contract services        1,650     2,142      7,256     8,335
  Selling                          1,744     1,436      6,098     5,250
  General and administrative       1,416     1,582      5,925     6,186
  Total operating expenses         4,810     5,160     19,279    19,771

Income from operations               224       235        789       577
Investment income                     75        37        213        94

Net income (1)                   $   299   $   272    $ 1,002   $   671

Average number of shares:
  Basic                            5,148     5,147      5,148     5,142
  Diluted                          5,333     5,337      5,338     5,355

Net income per share -
  basic and diluted              $   .06   $   .05    $   .19    $  .13
  __________________________________________________
(1) There was no provision for income taxes in either year, because of the availability of losses carried forward from prior years.

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                GENERAL EMPLOYMENT ENTERPRISES, INC.
           SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                          (In Thousands)


                                                September 30  September 30
                                                     2006         2005

Assets:
  Cash and cash equivalents                        $ 5,904      $ 5,236
  Accounts receivable, net, and
        other current assets                         2,570        2,496

     Total current assets                            8,474        7,732
  Property and equipment, net                          801          632

     Total assets                                  $ 9,275      $ 8,364


Liabilities and shareholders' equity:
  Current liabilities                              $ 2,423      $ 2,514
  Shareholders' equity                               6,852        5,850

     Total liabilities and shareholders' equity    $ 9,275      $ 8,364

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